EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q2 2017 Earnings Conference Call August 8, 2017 4:30 PM ET

Executives

Philip Carlson - Investor Relations

Derek Peterson - Chairman and Chief Executive Officer

Mike James - Chief Financial Officer

Philip Carlson

Thank you and welcome to Terra Tech’s Second Quarter 2017 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech’s management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These risks are outlined in the risk factors section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s Chairman and Chief Executive Officer and Mr. Mike James, Chief Financial Officer.

With that, I will now like to hand it call over to Derek Peterson. Derek, please go ahead.

Derek Peterson

Phil, thank you very much for organizing the call. Thank you for everybody, shareholders, interested shareholders on the call today to listen to Terry Tech’s 2017 second quarter results. As usual today, we also are going to provide an operational and business update as well. Today, on the call with me, Mike James, our CFO, who in a little bit will go in a little bit of a deeper dive into the financial results later on in the call.

1

Just as a quick summary, this quarter we had revenues of $7.8 million, but I want to put that into a little bit of context. We started talking I want to say it was Q3 of last year we were going to begin to migrate out of any lower margin business as a company to begin focusing on margin expansion, which was something that’s been at the forefront of our goals and objectives for sometime right now. So, we made that internal decision as we discussed in Q3 and Q4 migrating out of the flower business and I am not talking cannabis flowers, I am talking about ornamental flowers. And first, as a lot of you original investors know, we had dealt with not only produce, but ornamental flowers, because we were concerned about certain retailers, not continuing to do business on the produce front with us if we weren’t also supplying them with flowers.

We hit a point late last year where we felt comfortable enough about not losing a lot of those relationships and we felt comfortable with migrating out of that flower business that produce business we not only intact, but we continue to grow. So as of December 31, we stopped doing business with the ornamental flowers on top of the produce. And last year, full year, I want to say it was about $4.5 million, $4.4 million in revenue we did on that side. So, if we had continued to do that business this year again, we would have had potentially an additional $4 million of revenue, but we migrated out of it.

As we have seen, the margin expansion that we wanted out of the company going from 16% gross margins overall to 19% gross margins overall was a nice jump for us, but more importantly, the margin expansion out of Edible Garden went from 5% up to – or 6% up to 25% in the same period for prior year. So, that was a huge margin expansion on the Edible Garden side, which we actually blended with the cannabis margins going from 16% to 19%, we actually pulled back on the cannabis margins a little bit going into recreational sales to try to lower prices to scoop up as much market share going into recreational sales. We will discuss that a little bit further on, but I wanted to make sure people understood that we have basically decided not to engage in a certain business that would have potentially added $4 million to $5 million in revenue to the top line coming into 2017, but we did that for the purposes of really focusing on margin expansion.

On the cannabis side, as we said, we saw continued strengthening in demand for our cannabis products. Our total cannabis segment revenues were $6 million in the second quarter of 2017 compared with $3.8 million in the comparable period in the prior year, so very strong results on cannabis side. And just remember we had no adult-use recreational sales in Q2, everything was medical on both obviously California and Nevada, so we have had a tremendous uptick in the Nevada recreational sales obviously since July 1. In addition to that over the course of the quarter, we had shareholder equity increased from $52 million to $68 million just shy of $70 million and the company reduced debt by $5 million of principle in the subsequent closing of the quarter on the subsequent events if you read further into the footnotes, you will see that we have reduced an additional $1.5 million of debt post closing of the quarter.

2

Jumping into some of the market segments around the country, I will start off in Nevada. As I said, we went recreational sales July 1, 2017. Revenues for the first month out of Nevada were $2.2 million. Reno made up 50% of that. The rest was equally split between our Desjardin, our Decatur Boulevard and our Western Ab location. So, we are thrilled at the kind of the hockey stick sales ramp we have experienced as of July 1. It was a lot more than we thought it was going to be out of the gate, but we are very pleased with the financial performance coming out in Nevada just in the first month and we are hoping to see a similar trend as time goes on and kind of a similar kind of appreciation that Colorado and some of the other markets had in terms of organic growth over the coming 12 and 18 months. And to put that into context too, please remember that we don’t have our cultivation facilities up and running just yet. So, we don’t have our wholesale brand in the market there. So, the sales figure that we just rattled off at $2.2 million for the month of July doesn’t include what the market potentially could be as we start to begin to wholesale our products, IVXX products in Nevada marketplace, so a whole other opportunity to monetize the state in the not-too-distant future.

Let’s jump over to Oakland, some of you know, some of you don’t know we started making some major cosmetic changes to our Oakland facility to better match the Bloom brand that we have developed in the Nevada marketplace. Construction on the remodeling is about 75% complete. For those of you who have actually gone to the facility, it takes some time to stop back buying and I think you will be really pleased with how things look there. It really has kind of like I said that Bloom look and feel that we established in the Nevada marketplace to again further that continuity and brand integration that we have been working so hard to complete. Full remodel should be done probably by the end of Q3 2017 and we are excited to showcase the new brand of the new footprint up in our Oakland marketplace to all the consumers there.

In addition, San Leandro, which again is a place about 40 minutes south of Oakland. In between Oakland and San Jose, we wanted a permit for a dispensary location as well as an extraction lab in that marketplace. We expect to complete construction of that facility by the end of third quarter of 2017. Then depending on permitting, which is always kind of the complicated task after we finished construction, we anticipate probably being open by fourth quarter, sometime in fourth quarter of 2017. We are excited about that marketplace as we have said before for a couple of different reasons. There is a bit of a vacuum in between San Jose and Oakland in terms of medical cannabis dispensaries and now soon to be recreational adult-use cannabis dispensary. So, if anybody lives in the middle ground San Leandro being one of those locations, they generally either had to drive down to San Jose or drive up the Oakland marketplace to purchase the cannabis. And now they are going to have something that has amazing freeway access, that’s right next to a great outdoor mall area. We are really excited about again pushing the Bloom brand in that new demographic and we are excited about the potential sales that are going to be coming out of that marketplace coming into 2018.

3

We announced not too long ago that we did a partnership with a Northern California Craft Cultivator. Again, we signed our first Craft Cultivator up in Northern California, up in Honeydew, Southern Humboldt County. It’s kind of known as the Emerald Triangle. Many of you have heard that term before. The farm which is approved for up to one full acre, which is about 44,000 square feet of cannabis cultivation, uses 22,000 square feet of engineered greenhouse space. And again, if you refer back to the prior press release, we estimated the yield to be approximately 1 metric ton of product coming out of there for our proprietary high-grade IVXX cannabis brands. We are really excited about that partnership. We are really excited about working with a lot of these craft providers in California. People have been doing for 10, 15, 20 years who focus on a handful of strains of us bringing them under the Terra Tech umbrella. And controlling these brands handing the administration, handling the marketing and allowing that Craft Cultivator to do what they are really, really good at doing, which is producing a product that’s premium to most of the other products in the marketplace. And we are going to continue to hopefully do more of those partnerships throughout California as the new regulations come into effect.

Real quick on the Edible Garden side of things, we have developed a new marketing campaign for Edible Garden. We secured a few feature slots. For those that haven’t seen our television commercial yet, we are focusing on the nutritionally enhanced super leave salad on a television show. The first rollout is Plant Based by Nafsika. On July 26, it will be on the A&E channel. We are going to continue to rollout that marketing campaign as we continue to use that SUPERLEAF product as our premium product that’s different from everybody else’s that allows us to enter the market without having any measure of competition. For some of the new shareholders that are on the call, the SUPERLEAF product is essentially a strain to use some cannabis terms of red leaf and green leaf lettuce and there will be more products coming on the backbone of partnership that we did with Rutgers University. It’s actually a patented breeding process, where we can put a particular product like red leaf or green leaf lettuce into the marketplace and have something that’s nutritionally enhanced in comparison to our peers, higher nutritional value, higher level of antioxidants for the same price as what they would be buying a competitors red leaf and green leaf lettuce. And as the consumers do the dissemination of information in social media and those types of things become more and more educated about where I am spending my dollar and what am I actually getting for that dollar that I spent, they know with SUPERLEAF, if they spend a dollar, they will be getting a nutrition density and an antioxidant density that’s far greater than what they would be spending with our peers. So, that’s the differentiating product we are using why we are focusing on the television commercials and our objectives to continue to push that out of multiple markets throughout the United States.

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Corporate governance, Board of Directors’ update not too long ago, Mike Vande Vrede, Steve Vande Vrede, and Amy Almsteier stepped down from the Board. I want to make sure everybody understood the reasoning, the mentality behind that. As I have said since day one and our team said since day one, we have always had up-listing to an exchange at some point in the future as one of our top strategic priorities.

Now Federal hurdles etcetera and so forth, we are not certain exactly when that’s going to happen, but we are really restructuring the company and positioning ourselves to have our best internal practices at the forefront going into that opportunity. So if that’s 12 months or 24 months down the line, we want to make sure that they look back at us and we appear as though we have had strong corporate governance not just a month prior, two months prior, but for years prior where we have had shareholders’ interests aligned with management interests. So they stepped down in order to create an opportunity and some room on the Board for bringing another strategic independent Board members over time. We are going to put a lot of thought and energy to who we bring in, because we don’t just want any standard Board member, we want a Board member that also provides strategic help to us and certain capacities. So we are hoping over the next hand full of months we can really sit down and start looking at potential candidates to broaden and enhance our independent oversight and obviously incorporate best practices in the corporate governance.

In addition and to complement that we formed an advisory board. And if you look at the press release that came out just a bit ago, we – first appointment was a gentleman name Alan Gladstone, being the first member of our Board to provide strategic guidance to management. So Mr. Gladstone has got decades of entrepreneurial and executive level experience. And as you know, if you have read the press release he was the Founder Chairman and CEO of Anna’s Linens which was a specialty retailer of home textiles and home décor items from about 1987 to 2015. He actually grew that business to 305 stores operating in 23 states to over $400 million in annual revenue. And as most of you know, we are putting a tremendous amount of emphasis on building this bloom brand out is becoming a national brand where people know whether they pop into our Nevada location, our Northern California location or wherever we are having to pop a store up, they are going to get the same level of customer experience and the access of the same high quality products day-in, day-out, month-in, month-out. It’s again, I have said this several times before continuity among retail experience is something that’s expected with almost every other retailer on the planet, but in the cannabis industry it isn’t something that’s been developed because of the fragmentation. We are really putting a tremendous amount of emphasis on developing that measure of transparency, continuity and consistency from a retail branding experience. And I think a gentleman like Alan is going to go to huge lengths to put us above the competition and that is one of the reasons again we formed the advisory board on top of making those strategic decisions to make room on the general Board of Directors as well.

5

In addition, if some of you may have seen us, some of you may not, we didn’t put out a press release, but there was an associated 8-K with this event, excuse me on July 27 following a Board meeting on the previous day. The 8-K essentially that we put out was an adjustment on the conversion rate of the company’s Series B preferred stock in the event of a reverse stock split. So the B shares of the company, the preferred B shares are originally the certificate of designation allowed them not to be reversed, the company did some semblance of a reverse split. And that would have had a dilutive effect to our common shareholders. The B shareholders got together adjusting the significant of designation and we put ourselves the same plane of the common shareholder. So if there is ever reverse split that’s needed for a merger and acquisition and up-listing or some major events like that, the B shareholders will be reversed at the same rate as the common shareholders and there will be no additional dilutive effect of the common shareholders. Now it’s something that we thought was very important to align again our interest with that of the common stockholders.

A little bit of a regulatory update, Nevada as most of you know went live, fast tracking their adult use recreational sales on July 1. Sales have been trending up since then. Again, we did $2.2 million in sales out of our four locations in the month of July. State and local governments have been great. They have been working with us to find out what works well on the regulatory process, what’s cumbersome in the regulatory process and the industry associations and groups that we put together have suggested changes to the laws and the regulations. And so far Nevada being an area that does a great job regulating and a large history and highly regulated industries has been very adaptive to the concerns and issues for us from an operating point. So we are very pleased with that strategic move and the investment that we made early on due to the matter of marketplace and it’s proven to us now as July 1 came around that it was a great strategic move for us to invest in this day and we are happy with the progress that we have made, just out of the gate the month of July.

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California, as many of you know last November past recreational use and that will be going to effect January of 2018. The market size depending on who you talk to I have heard anywhere from $7 billion to $10 billion annually what I do know it’s the six largest economy in the world and it is obviously the largest cannabis market in the country. We are very well penetrated here with our fully integrated facility in Oakland as well as our facilities that we are opening up in the San Leandro marketplace and as I said you before we have a heavy emphasis on merger and acquisition and consolidation in the California marketplace on a go forward basis. And a big part of that is because I think the recreational sales even though California is somewhat [indiscernible] recreational right now, should be a nice increase to the market size here in California. And part of that will be just because the barriers to entry to purchase cannabis will be severely reduced in combination with the 250 million plus annual visitors that California gets to come out and see anything from Disneyland to our beautiful beaches. So we have got a huge opportunity ahead of us in the California marketplace and we are really excited about the penetration we are coming to market with right now.

At this time I wanted Mike James, Terra Tech’s Chief Financial Officer to start a deeper dive here and dig into the numbers a little bit more thoroughly.

Mike James

Thank you, Derek and good afternoon everyone. I will now provide you with a summary of our second quarter 2017 results. For the more detailed results please refer to the press release we issued earlier today which is posted on our website along with the Form 10-Q filed with the Securities and Exchange Commission. In addition, please note that we compile our financials under U.S. GAAP including our non-operating expenses. For the three months ended June 30, 2017, we generated revenues of $7.84 million compared with $9.7 million for the three months ended June 30, 2016, a decrease of $1.86 million or 19.1%. The decrease was primarily due to the expiration of an Edible Garden contract for floral products that expired at December 31, 2016. The floral revenues were $4.4 million for the three months ended June 30, 2016 versus zero for the three months ended June 30, 2017. The decrease was partially offset by increased revenues generated by the Black Oak Gallery, MediFarm and MediFarm 1 dispensaries, buybacks from the sale of its cannabis products and Edible Garden from the sale of its herbs and product – produce products.

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Our gross profit for the three months ended June 30, 2017 was $1.51 million compared to gross margin of $1.55 million for the three months ended June 30, 2016, a decrease of $41,000 or 2.6%. Gross margin percentage for the three months ended June 30, 2017 was 19.2% compared to 15.9% for the three months ended June 30, 2016. The increase in gross margin percentage was attributable to the Edible Garden’s herbs and produce segment which had $451,356,000 gross profit for the three months ended June 30, 2017 and 2016 respectively or 25.4% and 6.1% gross margin percentage for the three months ended June 30, 2017 and ‘16 respectively. The herbs and produce segment gross margin percentage increase was related to the expiration of the floral product contract. This was particularly offset – partially offset by the cannabis segment which had $1.04 million and $1.17 million gross profit for the three months ended June 30, 2017 and 2016 respectively or 17.2% and 31.1% gross margin percentage for the three months ended June 30, 2017 and ‘16 respectively.

Selling, general and administrative expenses for the three months ended June 30, 2017 were $6.03 million compared to $5.36 million for the three months ended June 30, 2016, an increase of $665,000 or 12.4%. The increase was primarily due to an increase in salaries and wages, payroll taxes, healthcare benefits and issuance of stock for the staff hired at the Black Oak Gallery, MediFarm and MediFarm 1 dispensaries as well as an increase in accounting and compliance personnel associated with the implementation of accounting systems and processes at the Black Oak Gallery, MediFarm and the MediFarm 1 dispensaries. We have realized the net loss of approximately $454,000 or zero cents per share for the three months ended June 30, 2017 compared to a net loss of $4.93 million or $0.01 for the three months ended June 30, 2016. The primary reason for the decrease was a decrease in revenue and increase in SG&A and an increase in the gain on settlement of contingent consideration liability during the three months ended June 30, 2017 compared to the prior year.

Now, turning to the balance sheet on June 30, 2017, we had a cash balance of approximately $9.1 million compared to a cash balance of approximately $9.7 million at December 31, 2016. Short-term debt as of June 30, 2017 amounted to approximately $576,000 compared to approximately $564,000 as of December 31, 2016. Long-term debt decreased from approximate $1.4 million to approximately $736,000 during the first 6 months of 2017. Stockholders’ equity for the second quarter of 2017 amounted to approximate $68.2 million compared to $52.1 million as of December 31, 2016.

8

Now, I would like to turn the call back over to Derek for some closing comments.

Derek Peterson

Thank you, Mike. Appreciate it. So, just in summary, we are going to spend a few minutes after this to go over some Q&A, but in summary Nevada won adult-use legal July 1, we captured approximately $2.2 million in revenue over that period of time. We continue to see significant traffic as well through our Bloom locations across the state as well as our Bloom Oakland, which again is going through a cosmetic restructuring. But in addition to that cosmetic restructuring, a lot of you know that we kind of began – we ended the old consulting contract we had with prior operators, saw what is taken the campus back over, we are going through a major operational restructuring up there as well and that operational restructuring is focusing on increasing sales, reducing cost of goods, increasing margins.

So, I am really excited about the progress that we are going to be showing out of there in the upcoming quarters as well obviously in combination with the financial performance that we will be seeing out of the Nevada marketplace. Both of those hitting in concert should be extremely accretive and productive for us. Both the cannabis and the produce segment revenues are continuing to increase. We continue to see improved gross margins with the exit of our floral business as we spoke about a little bit earlier and we are expecting to complete its construction on the cultivation facilities in Oakland and San Leandro dispensaries both hopefully operating at full speed coming into Q4 of 2017. We continue to improve upon our corporate governance as we had mentioned before as we start restructuring our Board of Directors as well as continuing to stock the advisory board. And again with the conversion of the B shares and the reversibility of those, we aligned management’s preferred B shares with those of the common shareholders.

We are really excited about Q3 coming into the marketplace there again with the restructuring that’s always heading up at the Oakland marketplace in combination with the cash flow, that’s now coming out of the Nevada marketplace. These two efforts in themselves are working very heavily to significantly reduce our burn and start pushing the company over to cash flow breakeven. Well, we haven’t put a date on when we are trying to achieve that, but we are hoping management could put up the plan and we can start communicating with shareholders a period of time of which we think will be to cash flow breakeven. So, keep an eye on that. We are also reaffirming the $38 million to $40 million of revenue for this year. We are not going to make any adjustments out of that right now. We just don’t know what Nevada’s trend is going to look like. One month is certainly not enough to dictate upside or downside any potential impact that, that’s going to have. So, we want to make sure we are having a conservative responsible approach at this point.

9

Right now, I would like to turn the call back over to Phil to open it up for questions and answers.

Question-and-Answer Session

A - Philip Carlson

Sure. Derek, the first question we have, can you please explain the current state and projected outlook for the IVXX brand?

Derek Peterson

Yes. So, IVXX, we are obviously a couple of other retailers in the state of California we are continuing to broaden out our marketing there as well. We are continuing to broaden out our product offerings there as well. One of the other things that was focusing up at Oakland campus is the redevelopment of our packaging and those types of things to make sure we are competitive coming into the changing regulatory environment to California. Again, we are going to have a kind of a mixed environment here. We are going to have part medical and obviously part adult-use and we want to make sure our packaging and our marketing is aligned with those two efforts. So we are putting a tremendous amount of focus on that as well as the Nevada marketplace. I would like to just let everybody know we have an announcement coming up that will kind of answer a lot of questions around IVXX penetration in Nevada specifically our cultivation. And we hope to be able to put that out on the next couple of weeks. So, keep an eye out for that as well, maybe potentially this week, but the good portion of next week and that will answer a lot of questions about not only the cultivation expense for the company in Nevada marketplace, but obviously the brand development and the brand integration of IVXX in Nevada as well. One question Phil or that was too easy. We might have lost Phil. So, let’s hang on just a minute for him, because I know we probably had a handful of shareholders’ questions to see if he can get back to us in just a second everybody.

Philip Carlson

The next question, are the rumors about an impending reverse split true?

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Derek Peterson

No, I mean, we put it on the proxy for those of you that read the proxy. So, when we put the reverse split language in the proxy, it’s just to give that flexibility to management over the course of the year, where we have the ability to reverse split the company if something happened. So, as I have said to everybody before and I said this several times, I come from Wall Street, there is no reason why I would do a reverse split for no reason. So, if we had an M&A, if we had a big financing or something where somebody dictated that it made more sense for us to do that and obviously for a potential uplifting, there would be – have to be a significant catalyst involved to do something like that, but again for those of you who know, I mean a reverse split has no economic impact especially now that we have realigned the B shares, so it doesn’t cause any concerns for shareholders. So, if we do a reverse split for any of those events in the upcoming future, if we have 10 shares at a $1 and you end up with 1 share at $10. You are still economically in the same situation. So, we are not as worried about the migration back down, but we would be worried about the migration back down, if we just happen to conduct a reverse split, because it’s Tuesday. So, we have no desire to do that like I said into a vacuum, it would only be if there was a significant catalyst that we thought it made great strategic sense to be able to do that at the same time.

Philip Carlson

Okay. The next question what requirements remain in order to up-list to another exchange when can we expect this to happen?

Derek Peterson

Yes. A lot of I think that’s just going to be driven by the federal banking regulation. I think a lot of that is going to be driven by the federal appetite to take a look at what’s going on in our industry and some softening. So, as of right now, I don’t think the exchanges are ready to have companies especially like ours that are touching the plant just yet, which is again why we are spending all of our time, effort and energy on acting like an exchange company for all practical purposes. We are working towards an independent board. We up-listed to the QX, we put together the corporate governance aspects with things. So, we are doing everything that we can do to get ourselves in shape for that and for all practical purposes, we need almost every requirement with the exception of the price per share. I believe that’s the only requirement at this point we don’t make. So in theory, we could reverse split and then apply, but we are violating federal law as we all know. So, there is going to be I think a learning curve that everybody is going to have to go through for the appetite begins there. But when and if they do allow and I think it’s when not if, we are certainly I think very well-positioned to be one of the first to end up on an exchange somewhere, but that’s obviously a core focus of ours, but in between now and then we are building our business on the OTC QX. We are continuing to conduct our growth there and it’s been a good environment for us.

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Philip Carlson

Next question what is the latest on Jeff Sessions’ effort to crack down on the cannabis industry?

Derek Peterson

A lot of this is just going to be my opinion, but – and everybody has read, I would imagine all the different stories that exist out there. I think when Jeff Sessions came into office, I think that you began in short order after a handful of comments understood the size and scope of the industry, just because some of the repercussions of some of the commentary that he made in the pushback that came from bipartisan support in Congress, from senators, from other political leaders, from state governors, from entrepreneurs to different industry associations and those types of things from the DPA. So, there was a tremendous amount of pushback I think to some of the verbiage that he came out with early on. And I think he is now beginning to understand how embedded this industry is number one and number two, the economics that surrounded. So, he recently sent out some letters to Washington and Oregon that asked them to qualify and quantify what’s going on with the regulation there and maybe take a harder look at an out of state diversion and access for minors and those types of things, but the last comments on the letter that he said for those of you who haven’t read it, Google it, check it out and I will butcher this to a certain degree, but it was something to the effect of – we are willing to open up a dialogue and making sure that we can help kind of co-develop the rules and regulations as we look at how to balance what’s going on in your states with federal regulation. So, I think the tempo has changed a little bit. And again, from my perch, that being said, everyday that goes by, we see more and more discussion at the Congressional level, whether it was our legislative level, whether it was Cory Booker’s federal legalization bill, the veterans bill, the banking bills, there is a tremendous amount of conversation that’s taking place right now in Washington around this particular subject. And we are getting more and more people associated with this industry and this almost seems like on a monthly basis. And I think a lot of that has to do with a polling that comes out. You read the polling that comes out. Its well over half the country is in support of this. So, I think again I have said this a year ago that it’s becoming very politically unfashionable not to support states rights, whether you care about cannabis or don’t care about cannabis, state’s rights is becoming a very, very hot button. And cannabis obviously is becoming a very hot button as well. So, we are picking up a lot of Republican support just around the states rights issues, but we are picking up more and more bipartisan supports on cannabis as people begin to learn more about the industry, the professional people that are involved in the industry and that type of thing.

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Philip Carlson

How is the environment for raising capital changed has improved?

Derek Peterson

Going into last year before the election, it was starting to improve. The access to capital was increasing. And I think after the administration change and some of the aggressive language and content that had come out of the administration things tightened up for a little bit for a period of time. But I think that was just kind of a slow impact. So what we see now is there is a tremendous amount of cannabis companies that have a requirement for capital and there is more and more capital coming into the marketplace. Some of it’s still very expensive. Some of it’s starting to become a little bit more affordable. But it’s nowhere near the levels of what the capital affordability and the capital access is for companies that exist on the NASDAQ or the NYC in traditional business and hopefully we get there someday. But it’s good and it’s healthy and for us right now it’s certainly enough to for us to be able to raise the chunks that we need to raise and continue to execute on our business model. And all of our financings have gotten cheaper and over time in terms of discounts and those types of things to avoid some measure of toxicity. But yes, I am surprised at how healthy it is in comparison to just 24 months ago. But again there is a long way to go. So if you look at markets like Canada that have federal legalization and the fully bought deals that are taking place and the over subscriptions and at the market deals and those types of things we are nowhere near that yet. But it tells you – kind of gives you a little bit of an indication of what things may look like, down the line with the market capital multiple expansions as well as the access to capital. So we are excited about what the future brings as far as that perspective and in between now and then again we have got access to capital that we feel is affordable, not super dilutive and gives us the ability to execute on our business and growth model.

Philip Carlson

This is a two-part question, however recreational sales in Nevada trended after the initial week of strong sales, what have we learned from the customer and have you experienced any inventory/distribution disruptions?

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Derek Peterson

Yes. So as we said, we saw $2.2 million just out of our retail facilities in the month of July which we were very surprised it was that significant out of the gate. I mean I really got to tell you I underestimated the overnight impact that adult use recreational sales we would have within that marketplace. And I am thrilled with that. Many of you have seen some reports there were some issues with distribution inventory levels because of the alcohol industries kind of quasi monopoly that they had built into the legislation. Long story short, the governor passed emergency regulations and there was a workout, so everything is fine today, it is plenty of distribution in the marketplace, there is plenty of cultivation in the marketplace, plenty to access the product in the marketplace. My management team in Nevada we are smart enough to build up inventories significantly prior to the implementation of this. So we never had any type of a sales glut because of low inventories or no access to products, so we built up some significant reserves. And those reserves last us until the emergency regulations and the changes were put in allowing for more distribution in the Nevada marketplace. So as we sit today, no problem with access to product, no product for filling at the sales on the retail level.

Philip Carlson

What sets Bloom apart from your competitors and does that resonate with your customers and loyalty to your brand?

Derek Peterson

I think so much of it is like I said that continuity and consistency you have whether you stop in Reno location somewhere Downtown Vegas or you pop up in Reno and soon to be in San Leandro that measure of consistency. And I have said this before I mean it’s – right now it’s the only industry that I know of where you could walk in and order OG Kush [ph] at some dispensary in San Diego, roll into another dispensary a few weeks later buy OG Kush and have a very high probability of getting a different product, that’s not acceptable in any retail environment that exists that I am aware of. That being said, we are working hard to bring that measure of consistency and continuity to a retail brand. And I think that’s been one of the reasons we have had the success that we have had and developed like I said the infrastructure that we have been able to develop is because of not only the look in the field and the fact that when you walk in, it’s got the same tile and light fixtures and paint colors and flooring and you know when you are in Bloom. But you have that same measure of product consistency coupled with excellent customer service and product knowledge. So our bartenders and the people that work on our counters, we don’t just throw anybody out there. We put people through a significant amount of training and education around all the different strains, the efficacy of those strains, how those strains apply on a medical front, how people may use those strains from a recreational standpoint and those types of things. So especially in new marketplaces like Nevada where you have people coming in not only from all over the country, but all over the planet, there to take a few days to relax and recreate. There is a big education curve. You don’t have that as much say up in the Bay Area where it’s been legalized for 20 years when some of these new marketplaces you do. And so what really sets us aside for getting the continuity, the consistency, the integrity of the product and the look and feel of the facility is really that customer service experience across all locations.

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Philip Carlson

Okay. What is the new expectation for annual sales this year compared to the $38 million to $40 million issued on the Q1 call?

Derek Peterson

Yes. We are going to keep that affirmation today, unless if we get pleasantly surprised, I am thrilled we were able to do that last year by a decent margin and hopefully we were able to do that this year. But again, Nevada just kicked on, I am sure things will plateau out a little bit and they will slow stair step up like some of the other marketplaces like Colorado did. We just don’t have enough data to make an educated forecast to make any major adjustments, not that would be of any consequence to anybody. So we would like to see how things trend. At the end of Q3 we want to make some slight change we may do that, but the reality is again we hope to be conservative on this front. We hope to be able to be like we did last year. And again we just don’t have enough access to data at this point to make an educated adjustment to that. So as we sit right now $38 million to $40 million is the revenue increase on the backbone of doing about $25 million last year. So we are thrilled with that for year-over-year increase and what I would consider a very challenging environment. We are not like any other business, we are not making tech products, we are not making software, we are making a federal legal product in a very dynamic fast paced and aggressive and competitive marketplace. So in that environment I am thrilled that the growth just from last year that we will experience in 2017 and that obviously hopefully going into 2018 with all the cultivation projects coming online, the expansion in IVXX by – with the backing of those cultivation footprints, we are really excited about the potential growth into that and that year as well.

Philip Carlson

Okay. And last question here, do you expect margins to continue to expand what percentage can shareholders reasonably expect?

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Derek Peterson

I don’t want to put any exact figures, but just understand this, margin expansion, gross margin is a – I would say in our top three. So obviously top line revenue growth grabbing market share, but also when we bring these facilities under we open them up organically as we have a strict emphasis on extracting as much cash flow. We don’t want to continue to burn as a company which is one of the reasons let’s say on the Edible Garden side, we decided not to continue to raise capital and build out our own greenhouse footprint across the country. We decided to partner with existing greenhouse operators. So we didn’t have that dilution in the CapEx. Again we are aligned with the common shareholders. When the stock goes up, I am thrilled. When the stock goes down, I feel the same way that all of you feel. We make a little bit of cash compensation, but all of our insiders own a significant amount of the company. We have a significant amount of equity risk. So we put a tremendous amount of emphasis on gross margin expansion, so that we can kick off cash flow and drive that cash flow to the bottom line, because what that really means is we can use that cash flow to continue to invest in the new markets rather than having to issue shares and do that type of thing. So even if we still have to issue shares to raise capital to enter new markets, if we can kick off significant cash flows from a multiple retail locations than our wholesale brands, that’s just going to mitigate, reduce the amount of money we have to raise in the open marketplace. So that’s the again one of our top three primary objectives is that along that like I said the top line revenue growth and we hope to be able on a consistent basis show an improvement on gross margins across the board. Any other questions Phil.

Philip Carlson

That is it.

Derek Peterson

Okay. Well, again we always a few hundred people on these calls that take their time to listen to me. So I do appreciate that on behalf of our officers of the company every single one of our employees of the company which I think we have 225 of them now and the Board of Directors, our audit team. Thank you very much for the support that we have had over the last few years. Those shareholders many of you have been with us since 2012, we appreciate that and we hope to continue to update people over the next several weeks on some strategic moves we are in some of the marketplaces we are doing business right now. But mostly, we are really excited about coming on and doing this call after Q3 and we have a great opportunity to look at the fruits of our labors in the Nevada marketplace. So from the bottom of our hearts, thank you very much for taking the time to listen to us. We look forward to chat soon.

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